Sept. 26, 2025

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Alaska Air Group Announces Leadership Transitions at Alaska Airlines and Horizon Air
•Jason Berry to be named Chief Operating Officer of Alaska Airlines, succeeding Constance von Muehlen who will retire after a ground-breaking career in aviation
•Alaska Air Group veteran, Andy Schneider, to be appointed CEO and President of Horizon Air

SEATTLE — Alaska Air Group today announced several leadership transitions that reflect the organization’s commitment to operational excellence and its people-first culture.
After nearly 15 years of dedicated service to Alaska Airlines, Chief Operating Officer, Constance von Muehlen will retire. Von Muehlen joined Alaska in 2011 and became COO in 2021, where she led the airline through a period of significant growth and transformation. Her leadership has been instrumental in advancing safety, reliability, and innovation across the airline’s operations.
Succeeding von Muehlen as Chief Operating Officer will be Jason Berry, a 30-year industry veteran who currently serves as President of Horizon Air and Executive Vice President of Cargo for Alaska Air Group. Berry brings deep operational expertise and a strong track record of leading teams with heart and precision. His experience spans cargo, ground services, and regional operations, including leadership roles at Air Canada, Cargolux and McGee Air Services. Berry’s role will be effective November 3, 2025, with von Muehlen staying on until February 2026 in an advisory capacity to support a seamless transition.
With Berry stepping into the COO role at Alaska Airlines, Andy Schneider will be named CEO and President of Horizon Air. Schneider currently serves as Senior Vice President of People at Alaska Airlines and has played a pivotal role in shaping the company’s culture and talent strategy. Over her more than 35 years with Air Group, Schneider has held various operations roles including as Alaska’s vice president of inflight and call center services and senior vice president of people and customer services at Horizon. Her leadership will guide Horizon Air into its next chapter, continuing its legacy of exceptional regional service.
Over the last year, Alaska Airlines and Hawaiian Airlines teams have worked together to build and execute the plan to become a single mainline operating carrier under a single operating certificate (SOC) from the Federal Aviation Administration (FAA), which is anticipated later this fall.
“These transitions mark an exciting moment for Alaska Air Group, and the milestone of a single operating certificate is a natural time to evolve our leadership team as we grow into a global premium airline,” said

Ben Minicucci, CEO of Alaska Air Group. “I am deeply grateful for Constance’s remarkable contributions during an exceptionally dynamic time for our company and industry, and I am thrilled to welcome Jason and Andy into their new roles. Their leadership will help us continue to deliver on our commitment to connect guests to the world through a remarkable experience rooted in safety, care and performance.
"It has been an absolute privilege to lead Alaska's frontline teams these past 5 years - out of the pandemic, into an integration and always putting safety and excellence at the forefront,” said von Muehlen. “Every day, I get to see how Alaska regularly leads the industry in care and performance, and it's because of the dedication of thousands of technicians, flight attendants, pilots, customer service agents, dispatchers and everyone in between. I know they will continue this excellence with Jason at the helm."
"This is an incredibly exciting time at Alaska and Hawaiian Airlines. As we move toward the next integration milestone, a single operating certificate, we're bringing together incredible frontline teams who will continue to lead the industry in safety, remarkable customer service and operational excellence,” Berry said. "I am so honored to be taking on this new role as we build on the great foundation Constance and her team have established and know that Horizon is in great hands with Andy as CEO and President."
"I am so humbled and honored to be returning to Horizon after more than 14 years,” said Schneider. “What makes Horizon special are the incredible people who work here and the important role they play as a lifeline for the communities we serve. I'm so excited for this next chapter as we build on the rich legacy the Horizon team has established."
For more information, visit news.alaskaair.com.

About Alaska Air Group
Alaska Airlines, Hawaiian Airlines and Horizon Air are subsidiaries of Alaska Air Group, and McGee Air Services is a subsidiary of Alaska Airlines. We are a global airline with hubs in Seattle, Honolulu, Portland, Anchorage, Los Angeles, San Diego and San Francisco. We deliver remarkable care as we fly our guests to more than 140 destinations throughout North America, Latin America, Asia and the Pacific. We'll serve Europe beginning in spring 2026. Guests can book travel at alaskaair.com and hawaiianairlines.com. Alaska is a member of the oneworld alliance, with Hawaiian scheduled to join oneworld in spring 2026. With oneworld and our additional global partners, guests can earn and redeem points for travel to over 1,000 worldwide destinations with Atmos Rewards. Learn more about what’s happening at Alaska and Hawaiian at news.alaskaair.com. Alaska Air Group is traded on the New York Stock Exchange (NYSE) as “ALK.”